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                                                                    Exhibit 99.1

                                 [LOGO]PW Eagle

FOR:         PW Eagle, Inc.
             222 South Ninth Street, Suite 2880
             Minneapolis, MN 55402
             (Nasdaq-NMS: "PWEI")

                       CONTACT: William H. Spell
             Chief Executive Officer, PW Eagle, Inc.
             612/305-0339

                        PW EAGLE ANNOUNCES RESTRUCTURING

      Company Sets Fourth Quarter and 2001 Conference Call and Webcast for
                Wednesday, March 6, 2002 at 11 a.m. Central Time

MINNEAPOLIS -- March 1, 2002 -- PW Eagle, Inc. (Nasdaq-NMS: "PWEI") today reported that it had entered into revised loan agreements with its senior and subordinated lenders, completed a real estate sale and leaseback transaction with certain of its properties and sold its Hillsboro, Oregon facility which it had closed earlier. As a result of these transactions, the Company has eliminated all defaults under all of its loan agreements and dramatically reduced its fixed charges. In November, 2001, PW Eagle announced that it was in default of certain covenants under its loan agreements and that its goal was to reduce its annual fixed charges (principal, interest, taxes and capital expenditures) to a level that would allow the Company to pay all of its fixed charges, even should the unfavorable economic conditions that existed in 2001 continue. The Company believes that this series of transactions accomplishes that goal.

     In a simultaneous closing, PW Eagle amended its senior and subordinated loan agreements and entered into a real estate sale and leaseback transaction of four of its properties with an affiliate of W. P. Carey & Co., Inc. In a separate transaction, the Company sold its Hillsboro, Oregon facility. The effects of these transactions include:

     . The Company sold the land and buildings for its production facilities in Tacoma, Washington, West Jordan, Utah and Perris, California as well as its office building in Eugene, Oregon for a total purchase price of $13.7 million and then leased all of these facilities back under long term leases with initial annual rent of approximately $1.6 million. As a result, there will be no change in the operations at any of these locations.
     . PW Eagle sold its previously closed facility in Hillsboro, Oregon along with some equipment for a total purchase price of $1.31 million, $250 thousand of which will be received upon the resolution of certain title issues.
     . By using a portion of the proceeds from these sales, the Company reduced the principal amount owing under its senior term loan from $27.5 million to $17.6
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          million. At the same time the required principal payments under that facility were reduced from $10 million annually to $3 million annually.
     . The balance of the proceeds from the sales (approximately $5 million) were used to reduce the principal amount owing under the Company's revolving credit facility which will provide PW Eagle with increased liquidity.
     . The financial covenants under both the senior and subordinated loan agreements have been relaxed to reflect the current economic conditions and the impact of these transactions on the Company's financial condition.

     William H. Spell, PW Eagle CEO, stated, "We are very pleased to have concluded these transactions which have significantly reduced our fixed charges. As we indicated earlier, our goal was to reduce our fixed charges to a level where we would be able to meet them even if the unfavorable economic conditions that we faced in 2001 continued indefinitely. We believe that we have achieved that goal. In addition, the deterioration of the economic conditions facing our industry moderated in the fourth quarter, and so far this year we are seeing some signs of improvement. Nevertheless, we are continuing to explore further ways to reduce our fixed charges and expenses to become an even more efficient producer."

Fourth Quarter and Full Year 2001 Results, Conference Call & Webcast

PW Eagle expects to announce its fourth quarter and full year 2001 financial results on March 4, 2002 after the market has closed. The Company will hold its
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fourth quarter and full year 2001 webcast and conference call on Wednesday,
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March 6, 2002 at 11 a.m. Central Time to discuss the fourth quarter and full
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year results. The conference call will also be available live on the Internet at
www.pweagleinc.com. The call will be archived at that website for one week following its original webcast. The conference telephone number is (800)
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946-0705, use 464267 as the confirmation code to access the call.
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     PW Eagle, Inc. is a leading extruder of PVC pipe and polyethylene tubing products. The Company operates eight manufacturing facilities in the midwestern and western United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".

     Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release, including those made by William H. Spell, regarding the Company's belief that the transactions have reduced the Company's fixed charges to a level where it will be able to meet its fixed charges even if the unfavorable economic conditions that it faced in 2001 continued indefinitely is a "forward looking" statement which involves known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the Company was required to operate in the unfavorable economic conditions that existed in the first six months of 2001 for a full fiscal year. In addition, actual results could differ as a result of: (i) a further slowdown in the United States economy, particularly west of the Mississippi; (ii) the failure of the Gross Domestic Product to grow beyond its 2001 level; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a decline in our raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or
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potential inaccurate assumptions. We undertake no obligation to update
"forward-looking" statements.

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